Exhibit 10.4

IPSCO Inc.
2005 Form 10-K

June     , 2005

Personal and Confidential

INSERT NAME

INSERT TITLE

IPSCO Enterprises Inc.

650 Warrenville Road, Suite 500

Lisle, IL  60532

Re:                             Letter of Agreement to Defer 2006 Compensation

Dear                :

This letter and the appended Election to Defer 2006 Compensation (the “Form”), when fully executed as required, shall constitute the Agreement between IPSCO Enterprises Inc., its successors and assigns (the “Company”) and you, regarding your Company compensation, both current and deferred, for future services to be rendered during the period indicated on the Form (the “Period of Service”). The Form is to be completed on an annual basis.

The Company has established on its books a deferred compensation account (the “Account”) on your behalf. The Company shall credit to the Account the base salary and/or bonus that you would otherwise have received for future services to be rendered during the Period of Service but that you have elected to defer (the “Deferred Compensation”). The Company shall credit such Deferred Compensation to your Account on the date such compensation would otherwise have been payable to you. Interest shall accrue and be credited to the Account at the higher of:

(a)          the U.S. prime lending rate, being the annual rate of interest announced by the Wells Fargo Bank (or any other bank as designated by the Company) from time to time as being a reference rate then in effect for determining interest rates on U.S. dollar commercial loans; or

(b)         the U.S. 90-day T-Bill, rate as published on the U.S. Yield Curve (U.S.Y.C.) screen on Reuters;

as determined as of the close of business (4:00 p.m. Eastern time) on the last business day of each calendar quarter. Interest shall continue to be credited to your Account while payments under this Agreement are being made.

The total amount credited to your Account shall be paid to you pursuant to the terms of the completed Form if payments are scheduled to commence while you are still employed by the Company.

Notwithstanding the above, in the event of:

(a)           retirement at your Normal Retirement Age (as defined in your pension plan);

(b)          retirement due to disability;

(c)           retirement before your Normal Retirement Age;

(d)          termination of your employment with the Company and/or its subsidiaries for any reason,

the completed Form shall be overridden and the balance of the Account shall be paid to you in substantially equal installments over a sixty-month period, commencing on the first day of the third month following such an occurrence.

Notwithstanding the foregoing, you may request an earlier distribution of your Account in the event you experience a “qualifying emergency”. The determination of whether you have incurred a “qualifying emergency” and the extent thereof shall be determined by the Company in its sole discretion.

In the event of your death at any time subsequent to execution of this Agreement, the balance of the Account with interest to the date of payment, shall be paid to the beneficiary(ies) designated by you in the appended Form, or in the absence of such designation, to your estate, in one lump sum within one year of the date of your death, or on an accelerated basis as the Company sees fit.

Finally, it is understood that base salary before deferral forms the basis upon which the various benefits provided by the Company to you are calculated (except for the 401(k) plan which is based upon your total compensation reduced by Deferred Compensation).

Please indicate your acceptance of the terms of this Agreement by signing in the signature space provided below and by completing the appended Form.

IPSCO ENTERPRISES INC.

Per:
Signed: INSERT NAME

Accepted by:

Dated this day of June ,2005.
Signed: INSERT NAME